News Release
Exhibit 99.1
SM ENERGY SCHEDULES THIRD QUARTER 2022 EARNINGS CALL AND PROVIDES PRELIMINARY THIRD QUARTER UPDATE
DENVER, CO October 17, 2022 - SM Energy Company (the “Company”) (NYSE: SM) today provides the schedule for reporting third quarter 2022 financial and operating results and provides certain preliminary third quarter results.
THIRD QUARTER 2022 PRODUCTION AND REALIZED PRICES UPDATE
The Company provides the following preliminary results regarding third quarter production and realized prices.

PRODUCTION BY OPERATING AREA

	Midland Basin	South Texas	Total
Oil (MBbl / MBbl/d)	4,497 / 48.9	1,179 / 12.8	5,676 / 61.7
Natural Gas (MMcf / MMcf/d)	16,082 / 174.8	14,872 / 161.7	30,954 / 336.5
NGLs (MBbl / MBbl/d)	9 / -	1,836 / 20.0	1,845 / 20.1
Total (MBoe / MBoe/d)	7,186 / 78.1	5,493 / 59.7	12,679 / 137.8
Note: Totals may not calculate due to rounding.
Preliminary third quarter 2022 production volumes reflect slightly higher than expected base production from both South Texas Austin Chalk and Midland Basin wells as well as the impact of lower than expected September volumes, which was caused by delayed well completions (largely related to the supply chain) and higher than estimated impacts associated with offset activity. The Company completed 31 net wells during the quarter, including 14 net wells in the Midland Basin and 17 net wells in South Texas. All of the delayed Midland Basin wells are currently on production, while the South Texas wells are scheduled to turn-in-line by early November.
Certain events discussed above are expected to carry over into the fourth quarter, including completion delays related to broader supply chain problems that affect the Company’s service providers, shut-ins associated with offset activity and the rolling effect of completions pushed into the fourth quarter. As a result, the Company expects full year production to range between 52.5 and 53.0 MMBoe, or approximately 144-145 MBoe/d. The Company expects to complete 81 net wells as planned. Importantly, the revised full year production guidance relates to third party events and temporary delays, as base production continues to meet or exceed expectations in both South Texas and the Midland Basin.

REALIZED PRICES BY OPERATING AREA

	Midland Basin	South Texas	Total (Pre/Post-hedge)(1)
Oil ($/Bbl)	$93.59	$89.12	$92.66 / $71.44
Natural Gas ($/Mcf)	$7.71	$7.44	$7.58 / $5.58
NGLs ($/Bbl)	nm	$36.37	$36.36 / $34.25
Per Boe	$75.85	$51.42	$65.27 / $50.58
Preliminary third quarter average realized price before the effect of hedges was $65.27 per Boe and the average realized price after the effect of hedges (post-hedge) was $50.58 per Boe.(1) (See below for non-GAAP definition.)
•Benchmark pricing for the quarter included NYMEX WTI at $91.56/Bbl, NYMEX Henry Hub natural gas at $8.20/MMBtu and Hart Composite NGLs at $42.47/Bbl.
•The effect of commodity derivative settlements for the third quarter was estimated at a loss of $14.69 per Boe, or $186.3 million.
This update does not present all information necessary for an understanding of SM Energy’s financial condition as to the date of this release, its results of operations for the third quarter or expectations for full-year results. As the Company completes its standard quarter-end financial closing process and completes its financial statements for the third quarter, it is possible that the Company may identify items that require it to make adjustments to the preliminary financial information set forth above and those changes could be material. Any further updates to the Company’s financial results will be provided in connection with the release of the third quarter 2022 financial and operating results.
THIRD QUARTER 2022 REPORTING SCHEDULE
November 3, 2022 – After market close, the Company plans to issue its third quarter 2022 financial and operating results, which will include an earnings release, a pre-recorded webcast discussing the third quarter 2022 financial and operating results, and an associated presentation, all of which will be posted to the Company’s website at ir.sm-energy.com.
November 4, 2022 – Please join SM Energy management at 8:00 a.m. Mountain time/10:00 a.m. Eastern time for the third quarter 2022 financial and operating results Q&A session. This discussion will be accessible via webcast (available live and for replay) on the Company’s website at ir.sm-energy.com or by telephone. To join the live conference call, please register at the link below for dial-in information.
•Live Conference Call Registration: https://conferencingportals.com/event/pAjDSntN
•Replay (conference ID 11299) - Domestic toll free/International: 888-330-2434/240-789-2725
The call replay will be available approximately one hour after the call and until November 18, 2022.
FORWARD LOOKING STATEMENTS
This release contains forward-looking statements within the meaning of securities laws. The words “estimate,” "scheduled," "expects," "guidance," and similar expressions are intended to identify forward-looking statements. Forward-looking statements in this release include, among other things, projections for the third quarter 2022 production and realized pricing, full year 2022 production and completion timing for certain wells. These statements involve known and unknown risks, which may cause SM Energy's actual results to differ materially from results expressed or implied by the forward-looking statements. Future results may be impacted by the risks discussed in the Risk Factors section of SM Energy's most recent Annual Report on Form 10-K, as such risk factors may be updated from time to time in the Company's other periodic reports filed with the Securities and Exchange Commission, specifically the second quarter 2022 Form 10-Q and the 2021 Form 10-K. The forward-looking statements contained herein speak as of the date of this release. Although SM Energy may from time to time voluntarily update its prior forward-looking statements, it disclaims any commitment to do so, except as required by securities laws.
NON-GAAP DEFINITION
(1): Post-hedge is calculated as the average realized price after the effects of commodity derivative settlements. The Company believes this metric is useful to management and the investment community to understand the impacts of commodity derivative settlements on average price realized.
ABOUT THE COMPANY
SM Energy Company is an independent energy company engaged in the acquisition, exploration, development, and production of crude oil, natural gas, and NGLs in the state of Texas. SM Energy routinely posts important information about the Company on its website. For more information about SM Energy, please visit its website at www.sm-energy.com.
SM ENERGY INVESTOR CONTACTS
Jennifer Martin Samuels, jsamuels@sm-energy.com, 303-864-2507
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